EXHIBIT 99.1
Plastipak Holdings, Inc. Announces Results to Date of Tender Offer and
Execution of Supplemental Indenture
PLYMOUTH, Michigan (October 26, 2005) — Plastipak Holdings, Inc. announced today the results to date of the previously announced tender offer and consent solicitation for its outstanding 10.75% Senior Notes due 2011 (CUSIP No. 727610AB3) (the “Notes”). As of 5:00 p.m., New York City time, on October 25, 2005, which was the deadline for holders to tender their Notes to be eligible to receive the consent payment of $30 per $1,000 principal amount in connection with the offer, tenders had been received from holders of $320.5 million in aggregate principal amount of the Notes (98.6% of the $325 million in principal amount of Notes outstanding).
Accordingly, the requisite consents to adopt the proposed amendments to the indenture governing the Notes have been received, and a supplemental indenture to effect the proposed amendments described in the Offer to Purchase and Consent Solicitation Statement dated October 12, 2005 (“the Offer to Purchase”) has been executed. Adoption of the proposed amendments required the consent of holders of at least a majority of the aggregate principal amount of the outstanding Notes. As the supplemental indenture has been executed, tendered Notes may no longer be withdrawn and consents delivered may no longer be revoked, except in the limited circumstances described in the Offer to Purchase.
Plastipak also announced an extension of the expiration date for the tender offer from 12:00 midnight, New York City time, on November 8, 2005 to 5:00 p.m., New York City time, on November 21, 2005 (such date and time, as they may be extended by the company, the “Expiration Date”).
As such, the price determination date will be 2:00 p.m., New York City time, 10 business days prior to the new Expiration Date. The completion of the tender offer and consent solicitation is subject to the satisfaction or waiver by Plastipak of a number of conditions, as described in the Offer to Purchase.
Requests for documents relating to the tender offer and consent solicitation may be directed to Global Bondholder Services Corporation, the depositary and information agent for the tender offer and consent solicitation, at (212) 430-3774 (collect) or (866) 389-1500 (U.S. toll-free). Additional information concerning the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC, the dealer manager and solicitation agent for the tender offer and consent solicitation at (704) 388-9217 (collect) or (888) 292-0070 (U.S. toll-free).
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase.
About Plastipak
Plastipak is a leading manufacturer of plastic packaging containers for many of the world’s largest consumer products companies. For the fiscal year ended October 30, 2004, Plastipak manufactured and distributed approximately 8.5 billion containers worldwide for over 450 customers. To meet the demand of its diverse customer base, Plastipak operates 15 plants in the United States, Brazil and Eastern Europe. Plastipak also provides integrated transportation and logistics services, which the company’s management believes makes it uniquely, vertically integrated in the plastic packaging industry. Plastipak has obtained 153 U.S. patents for its state-of-the-art packages and package-manufacturing processes. Additional information about Plastipak can be found at the company’s website located at www.plastipak.com.
Forward Looking Statements
Statements in this press release that are not statements of historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions. Such risks and uncertainties include, among others, the willingness of the holders of the Notes to tender them to Plastipak, the satisfaction or waiver of the tender offer and consent solicitation conditions, risks associated with Plastipak’s Brazilian and other international operations, competition in Plastipak’s product categories (including the impact of possible new technologies and the impact of such competition on pricing, revenues and margins), Plastipak’s high degree of leverage and substantial debt service obligations, both companies’ exposure to fluctuations in resin and energy prices, and unseasonable weather changes, particularly during the spring and summer months. A discussion of other factors that could affect Plastipak’s future results is contained in its periodic filings with the Securities and Exchange Commission. Plastipak assumes no obligation to update any forward-looking statements.